041 Putnam Global Income Trust, October 31, 2012, annual Report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A					6,222
Class B		  		 	  257
Class C		    		  	  884
Class M		     	  	          420

72DD2

Class R		     	   	          104
Class R5				    0
Class R6				    0
Class Y		    		  	2,099

73A1

Class A				  0.355245
Class B				  0.282979
Class C	      		  	  0.283740
Class M	      		  	  0.330142

73A2

Class R		 		  0.330903
Class R5			  0.105737
Class R6			  0.108019
Class Y				  0.381869

73C

Class A				  0.111755
Class B				  0.089021
Class C				  0.089260
Class M				  0.103858
Class R				  0.104097
Class R5			  0.033263
Class R6			  0.033981
Class Y				  0.120131

74U1

Class A			    	    17,833
Class B				  	  868
Class C					3,071
Class M					1,175

74U2

Class R				  	  323
Class R5				    1
Class R6				    1
Class Y					5,006

74V1

Class A					12.85
Class B					12.80
Class C					12.80
Class M					12.74

74V2

Class R					12.83
Class R5				12.85
Class R6				12.85
Class Y					12.86

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.